Exhibit 10.9

EXHIBIT B-8

ALLONGE

This Allonge is made to that Senior Secured Incremental Note, certificate B-7, dated December 17, 2021 (the “Note”), in the original principal sum of one million dollars ($1,000,000.00) issued by Pareteum Corporation, a Delaware corporation to Channel Ventures Group, LLC, a Delaware limited liability company, pursuant to that certain Joinder Agreement dated December 17, 2021 and subject to the terms of that Securities Purchase Agreement dated as of June 8, 2020, as amended from time to time.

Pay to the order of Circles MVNE Pte. Ltd., WITHOUT REPRESENTATION, WARRANTY OR RECOURSE WHATSOEVER, except as expressly set forth in the Note Sale Contract dated as of April 25, 2022, made and entered into by and between the undersigned, as seller, and Circles MVNE Pte. Ltd., as purchaser and acknowledged and agreed to by Pareteum Corporation, as issuer.

Dated as of April 25, 2022.

CHANNEL VENTURES GROUP, LLC

By:	/s/ Markwin Maring
Name: Markwin Maring
Title: Statutory Director